SUB-ITEM 77Q1(a)


WESTERN ASSET INTERMEDIATE MUNI FUND INC.

Attached please find the Articles Supplementary for the Registrant:






Articles Supplementary to the Articles of Incorporation filed on February 25, 2015 with the State of Maryland
Department of Assessments and Taxation.